                        ANNALY MORTGAGE MANAGEMENT, INC.
                         12 EAST 41ST STREET, SUITE 700
                            NEW YORK, NEW YORK 10017

                               -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2001

                               -------------------

To the Stockholders of ANNALY MORTGAGE MANAGEMENT, INC.:

     The 2001 Annual Meeting of Stockholders of Annaly Mortgage Management, Inc. ("we" or "us") will be held at the Union League Club, 38 East 37th Street, New York, New York 10178 in the Grant Room, 3M, on Thursday, May 17, 2001 at 10:00 a.m., New York time, for the following purposes:

     (1)  To elect two Class II directors for a term of three years each.

     (2) To ratify the selection of Deloitte & Touche LLP as our independent auditors for the current fiscal year.

     (3) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Provision is made on the enclosed proxy card for your direction as to the matters set forth as Items (1) and (2) above. Further information concerning these matters is set forth in the accompanying proxy statement.

     Holders of record of our common stock at the close of business on March 15, 2001 are entitled to receive notice of and to vote at our 2001 annual meeting of stockholders and at any adjournment or postponement.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT OUR ANNUAL MEETING WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND. IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES AND THAT A QUORUM WILL BE PRESENT AT THE ANNUAL MEETING.

                                         By order of the Board of Directors


                                         MICHAEL A. J. FARRELL
                                         Chairman of the Board and
                                         Chief Executive Officer

New York, New York
March 26, 2001

                        ANNALY MORTGAGE MANAGEMENT, INC.
                         12 EAST 41ST STREET, SUITE 700
                            NEW YORK, NEW YORK 10017

                             ----------------------

                       2001 ANNUAL MEETING OF STOCKHOLDERS

                             ----------------------

                                 PROXY STATEMENT

                                  SOLICITATION

     Annaly Mortgage Management, Inc. ("we" or "us") is furnishing this proxy statement in connection with our solicitation of proxies to be voted at our 2001 annual meeting of stockholders. We will hold the annual meeting at the Union League Club, 38 East 37th Street, New York, New York 10178 in the Grant Room, 3M, on Thursday, May 17, 2001 at 10:00 a.m., New York time, and any postponements or adjournments thereof. We are sending this proxy statement and the enclosed proxy to our stockholders commencing on or about March 30, 2001. Our principal executive offices are located at 12 East 41st Street, Suite 700, New York, New York 10017.

     We will solicit proxies primarily by mail but may also solicit proxies in person, by telephone or facsimile or through our internet website (www.annaly.com), in each case, by our officers and employees who will not be additionally compensated for these activities. We will request brokers, nominees, fiduciaries and other persons holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and request authority for the execution of the proxy. We will bear the total cost of soliciting proxies.

                                     VOTING

     You will only be entitled to vote at the meeting if you were a holder of record of our common stock at the close of business on the record date, March 15, 2001. There were 25,696,459 shares of common stock outstanding on the record date, and each stockholder will be entitled to one vote at the meeting for each share registered in the stockholder's name on the record date. Holders of common stock are not entitled to cumulate their votes on any matter to be considered at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the total number of shares of common stock outstanding on the record date constitutes a quorum for the transaction of business at the meeting.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the annual meeting in accordance with the directions given. Regarding the election of directors to serve until the 2004 annual meeting of stockholders, in voting by proxy, you may vote in favor of all nominees, withhold your vote as to all nominees or withhold your vote as to specific nominees. With respect to the proposal to ratify Deloitte & Touche LLP as our independent auditors for the current fiscal year, you may vote in favor of the proposal or against the proposal, or you may abstain from voting. You should specify your choices on the enclosed form of proxy. If you do not provide specific instructions on all the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees and FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors for the current fiscal year. Directors will be elected by a plurality of the votes cast by the holders of the shares of common stock voting in person or by proxy at the annual meeting. Ratification of the selection of our independent auditors will require the affirmative vote of the holders of a majority of the votes cast. Abstentions will have no effect on any of the foregoing votes. Broker non-votes will not be included in vote totals and will have no effect on the outcome of the vote.

     If you submit a proxy, you may revoke it at any time prior to the voting of the proxy by written notice to our Secretary or by attending the meeting and voting your shares in person.

     After the initial mailing of this proxy statement, our officers and employees may solicit proxies in person, by mail, telephone or facsimile or through our website, but they will not receive any additional compensation for this activity. We will pay all expenses with respect to this solicitation of proxies, including printing and postage costs. Our agents and we will make arrangements with brokers and other custodians, nominees and fiduciaries to send proxies and the proxy material to their principals and, upon request, we will reimburse them for their reasonable expenses in doing so. We may engage an outside proxy soliciting firm to assist in the solicitation of proxies. We will pay reasonable fees and out-of-pocket costs and expenses if we elect to engage such a firm.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

     At the annual meeting, the stockholders will vote to elect three Class II directors, whose terms will expire at our annual meeting of stockholders in 2004, subject to the election and qualification of their successors or to their earlier death, resignation or removal.

     The persons named in the enclosed proxy will vote to elect Kevin P. Brady, Timothy J. Guba, and Donnell Segalas as Class II directors, unless you withhold the authority of these persons to vote for the election of any or all of the nominees by marking the proxy to that effect. Both of these individuals currently are directors.

RECOMMENDATION OF OUR BOARD OF DIRECTORS CONCERNING THE ELECTION OF DIRECTORS

     Our board of directors recommends a vote FOR Kevin P. Brady, Timothy J. Guba, and Donnell Segalas as directors to hold office until our annual meeting of stockholders in 2004 and until their respective successors are duly elected and qualified. The persons named in the enclosed proxy will vote your proxy in favor of these nominees unless you specify a contrary choice in your proxy.

                                    DIRECTORS

     We have three classes of directors. Our class I directors serve until our annual meeting of stockholders in 2003; our class II directors serve until our annual meeting of stockholders in 2001; and our class III directors serve until our annual meeting of stockholders in 2002. Set forth below are the names and certain information on each of our directors.

                               CLASS I DIRECTORS

     Spencer I. Browne, age 51, was elected on January 28, 1997 to serve as a director of Annaly. Mr. Browne has held various executive and management positions with several publicly traded companies engaged in businesses related to the residential and commercial mortgage loan industry. From August 1988 until September 1996, Mr. Browne served as President, Chief Executive Officer and a director of Asset Investors Corporation (AIC), a New York Stock Exchange traded company he co-founded in 1986. He also served as President, Chief Executive Officer and a director of Commercial Assets, Inc., an American Stock Exchange traded company affiliated with AIC, from its formation in October 1993 until September 1996. In addition, from June 1990 until March 1996, Mr. Browne served as President and a director of M.D.C. Holdings, Inc., a New York Stock Exchange traded company and the parent company of a major homebuilder in Colorado. Mr. Browne also has served as a director of Altiva Financial Corporation since November 1996 and Convergent Communications, Inc. since December 1999.

     Wellington J. St. Claire, age 37, was elected on December 5, 1996 to serve as Vice Chairman of the Board and a director of Annaly with responsibility for managing our portfolio. She has been Senior Vice President of Fixed Income Discount Advisory Company, a registered investment advisor (FIDAC), from March 1995 to the present, Treasurer since July 1994 and Chief Investment Officer since February 1997. From July 1994 through March 1995 she was a Vice President of FIDAC. Ms. St. Claire has been the portfolio manager for the Floating Rate Fund since its inception in August 1994. Prior to joining FIDAC, from March 1992 to July 1994, Ms. St. Claire had been Vice President responsible for asset selection and financing at Citadel Funding Corporation. Prior to joining Citadel she had been a trader on the mortgage-backed securities desk at Schroder Wertheim and Co., Inc. She has attended the New York Institute of Finance for intense mortgage-backed securities studies.

                               CLASS II DIRECTORS

     Kevin P. Brady, age 45, was elected on January 28, 1997 to serve as a director. Mr. Brady is the principal of KPB Associates Inc., an accounting firm that specializes in corporate taxation, finance and software consulting. Mr. Brady founded KPB Associates Inc. in December 1993. From July 1986 through November 1993, Mr. Brady worked for PriceWaterhouseCoopers in New York City where he concentrated on international tax planning for multinational corporations and held a number of senior management positions. Prior to joining Price Waterhouse Coopers, Mr. Brady worked in the corporate tax department of Merck & Co. Mr. Brady is a Certified Public Accountant.

     Timothy J. Guba, age 43, was elected on December 5, 1996 to serve as President, Chief Operating Officer and a director of Annaly. Mr. Guba joined FIDAC in March 1995 as a Senior Vice President to assist FIDAC's financial institutional clients with securities financing management. From April 1991 to December 1994, Mr. Guba worked as a Vice President at Paine Webber Inc. in its Taxable Fixed Income Department specializing in mortgage-backed securities. Mr. Guba was President of JPC Brokers Inc., a subsidiary of Fundamental Brokers, from 1988 through 1991. He was responsible for a staff of 35 employees and a daily transactional volume of over $300 million in mortgage-backed securities. Mr. Guba was a Senior Vice President at L.F. Rothschild Mortgage Capital from 1986 to 1988, specializing in trading of mortgage pass-through certificates, where he established L.F. Rothschild as a member in the FNMA and FHLMC selling groups. Mr. Guba began his career in 1980 at Morgan Guaranty Trust Company in the Treasurer's Department trading various money market instruments. Mr. Guba has a BS in Finance and Business Management from Cornell University.

     Donnell A. Segalas, age 43, was elected on January 28, 1997 to serve as a director of Annaly. Mr. Segalas is employed by Phoenix Investment Partners, Ltd., to oversee sales and marketing for its Alternative Financial Products division. Prior to joining Phoenix Investment Partners, Ltd., Mr. Segalas was a Principal of Maplewood Partners, L.L.C., a private equity investment fund from 1997 to January 2001. Prior to his joining Maplewood Partners, Mr. Segalas was a Managing Director at Rodman & Renshaw, Inc. in the mortgage-backed securities department from 1994 to June 1997. In December 1995, Mr. Segalas was also given the additional responsibility to manage Rodman & Renshaw's Structured Finance Group. From 1990 to 1994, Mr. Segalas served as Senior Vice President in the mortgage-backed securities department at Tucker Anthony, Inc., where he co-managed the firm's structured finance group. Prior to that time, Mr. Segalas had been a Senior Vice President at Smith Barney, Inc. and Corporate Vice President at Drexel Burnham Lambert.

                               CLASS III DIRECTORS

     Michael A. J. Farrell, age 49, was elected on December 5, 1996 to serve as Chairman of the Board and Chief Executive Officer of Annaly. Since November 1994, he has been the President and CEO of FIDAC. He is a member of the boards of directors of the U.S. Dollar Floating Rate Fund and the Tellus Asia Recovery Fund. Prior to founding FIDAC, from February 1992 to July 1994, Mr. Farrell served as President of Citadel Funding Corporation. From April 1990 to January 1992, Mr. Farrell was a managing director for Schroder Wertheim & Co. Inc. in the fixed income department. In addition to being the former Chairman of the Primary Dealers Operations Committee of the Public Securities Association (from 1981 through 1985) and its mortgage-backed securities division, he is a former member of the Executive Committee of its Primary Dealers Division. Prior to his employment with Schroder Wertheim, Mr. Farrell had been President of L.F. Rothschild Mortgage Capital, Inc., Vice President of Trading at Morgan Stanley and Co., Inc., and Senior Vice President of Merrill Lynch and Co., Inc. Mr. Farrell began his career at E.F. Hutton and Company in 1971. Mr. Farrell has 26 years of experience in fixed income trading, management and operations.

     Jonathan D. Green, age 54, was elected on January 28, 1997 to serve as a director of Annaly. Mr. Green has been the President and Chief Executive Officer of Rockefeller Center Management Corporation (RCMC) and Rockefeller Center Development Corporation (RCDC), subsidiaries of The Rockefeller Group (RGI), from July 1995 to the present. Mr. Green joined RGI in 1980 as Assistant Vice President and Real Estate Counsel, was appointed Vice President, Secretary and General Counsel in 1983, and was elected Chief Corporate Officer in 1991. As President of RCMC, Mr. Green is responsible for all aspects of RGI's real estate ownership and management interests in Rockefeller Center in midtown Manhattan. As President of RCDC, Mr. Green oversees RGI's real estate development projects including the International Trade Center in Morris County, New Jersey and Rockefeller Plaza

West in midtown Manhattan. Before joining RGI, Mr. Green was affiliated with the New York City law firm of Thacher, Proffitt & Wood.

     John A. Lambiase, age 61, was elected on January 28, 1997 to serve as a director of Annaly. Mr. Lambiase was managing director in global operations at Salomon Brothers from 1985 through his retirement in 1991. Mr. Lambiase joined Salomon in 1979 as director of internal audit. Mr. Lambiase has served as Chairman of the Mortgage-Backed Securities Clearance Corporation, a member of the board of directors of Prudential Home Mortgage and a member of the Board of the National Securities Clearance Corporation, and was a founding director and Chairman of the Participation Trust Company. Mr. Lambiase also served on Salomon's Credit Committee. Prior to joining Salomon, from 1972 through 1979, Mr. Lambiase was President of Loeb Rhodes Wall Street Settlement Corporation with responsibility for securities clearance of over 130 member firms. Prior to Loeb Rhodes, Mr. Lambiase had been the Chief Financial Officer and a General Partner of W.E. Hutton. Mr. Lambiase is a Certified Public Accountant.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Compensation Committee

     The members of our compensation committee are Spencer Browne, John Lambiase and Donnell Segalas. The compensation committee administers our Long-Term Stock Incentive Plan (the "Incentive Plan") and recommends changes to that Plan to our board when appropriate. The compensation committee also approves compensation for our officers.

     Audit Committee

     The members of our audit committee are Kevin Brady, Jonathan Green and John Lambiase. The audit committee recommends to our board the engagement or discharge of independent public accountants, reviews the plan and results of the auditing engagement with our Chief Financial Officer and our independent public accountants, and reviews with our Chief Financial Officer the scope and nature of our internal auditing system.

     Consistent with New York Stock Exchange audit committee structure and membership requirements, the members of the audit committee are independent directors. The audit committee operates under a written charter adopted by the Board which is included in this proxy statement as Appendix A.

     Nominating Committee

     The members of our nominating committee are Kevin Brady, Michael Farrell and Timothy Guba. The nominating committee recommends to the board persons to be nominated as directors or to be elected to fill vacancies on the board. The nominating committee will consider nominees recommended by our stockholders. These recommendations should be submitted in writing to our Secretary.

     Meetings

     During our fiscal year ended December 31, 2000, our Board of Directors held six meetings. During 2000, the compensation committee held one meeting, the audit committee held two meetings and the nominating committee held one meeting. Each director attended at least 75% of the aggregate number of meetings held by the Board and 75% of the aggregate number of meetings of each committee on which the director served, except for Mr. Lambiase who attended one of the two audit committee meetings.

COMPENSATION OF DIRECTORS

     We paid an annual director's fee for the year 2000 to each director who is not an officer or employee (an "independent director") equal to $10,000, a fee of $500 for each meeting of the Board or any committee attended by each independent director (or $250 for any meeting at which the director participates by conference telephone call) and reimbursement of costs and expenses of all directors for attending these meetings. The annual fee for independent directors has been increased to $15,000 effective January 1, 2001. Directors who are officers or employees do not receive an annual director's fee or a fee for attending Board or committee meetings.

     Our Long-Term Stock Incentive Plan provides that each independent director, upon appointment to the Board, receives a non-discretionary automatic grant of non-qualified stock options for the purchase of 5,000 shares of common stock; these options vest in four equal installments over a period of four years from the date of grant. In addition, each independent director is entitled to receive on June 26 of each year that he or she serves as a director options to purchase an additional 1,250 shares of common stock; these options vest on the date of grant. The exercise price for each option is the fair market value of our common stock as of the date on which the option is granted. Independent directors also are entitled to receive discretionary awards under the Incentive Plan. On July 31, 1998, we granted to each independent director options to purchase 6,500 shares of common stock at an exercise price of $8.13, the closing price of our common stock as of the date of grant; these options vest in four equal installments on July 31, 1999, 2000, 2001, and 2002. On November 18, 1999, we granted to each independent director options to purchase 20,000 shares of common stock at an exercise price of $8.63, the closing price of our common stock as of the date of grant; these options vest in four equal installments on November 18, 2000, 2001, 2002 and 2003. On November 29, 2000, we granted to each independent director options to purchase 3,250 shares of common stock at an exercise price of $7.94, the closing price of our common stock as of the date of grant; these options vest in four equal installments on November 29, 2001, 2002, 2003, and 2004.


                                   MANAGEMENT

Name                                        Position
--------------------------------------------------------------------------------
Michael A.J. Farrell     Chairman of the Board and Chief Executive Officer
Wellington St. Claire    Vice Chairman of the Board and Chief Investment Officer
Timothy J. Guba          President and Chief Operating Officer
Kathryn F. Fagan         Chief Financial Officer and Treasurer
Jennifer A. Stephens     Secretary and Investment Officer

     Biographical information on Mr. Farrell, Ms. St. Claire, and Mr. Guba is provided above. Certain biographical information for Ms. Fagan and Ms. Stephens is set forth below.

     Kathryn F. Fagan, age 34, was employed by Annaly on April 1, 1997 in the positions of Chief Financial Officer and Treasurer. From June 1, 1991 to February 28, 1997, Ms. Fagan was Chief Financial Officer and Controller of First Federal Savings & Loan Association of Opelousas, Louisiana. First Federal is a publicly owned savings and loan that converted to the stock form of ownership during her employment period. Ms. Fagan's responsibilities at First Federal included all financial reporting, including reports for internal use and reports required by the SEC and the Office of Thrift Supervision. Her duties also included asset/liability management, internal control compliance and the management of First Federal's investment portfolio. During the period from September 1988 to May 1992, Ms. Fagan was employed as a bank and savings and loan auditor by John S. Dowling & Company, a corporation of Certified Public Accountants. Ms. Fagan is a Certified Public Accountant and has a Masters Degree in Business Administration.

     Jennifer A. Stephens, age 30, was employed by Annaly on December 5, 1996 in the positions of Secretary and Investment Officer. She joined FIDAC at its inception in July 1994 and became Vice President in March 1995. Ms. Stephens has been a portfolio manager for the U.S. Dollar Floating Rate Fund since its inception in August 1994. She has designed several software systems for FIDAC including portfolio management systems, mortgage-backed security pricing systems, exposure reporting systems, and accounting systems. Prior to joining FIDAC, she worked for Citadel Funding Corporation where she assisted in the management of the funding of mortgage-backed security portfolios. Ms. Stephens is currently a candidate to become a Chartered Financial Analyst (CFA).

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 15, 2001 relating to the beneficial ownership of our common stock by (i) all persons that we know beneficially own more than 5% of our outstanding common stock, (ii) each of our executive officers and directors and (iii) all of our officers and directors as a group. Except as otherwise indicated, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder.

                                                                Shares Beneficially Owned
                                                   ---------------------------------------------
Beneficial Owner                                           Number                 Percent
-------------------------------------------------- ------------------------ --------------------
Michael A.J. Farrell                                           176,903 (1)           *
Wellington J. St. Claire                                       144,082 (2)           *
Timothy J. Guba                                                130,183 (3)           *
Kathryn F. Fagan                                                26,542 (4)           *
Jennifer A. Stephens                                            24,110 (5)           *
Kevin P. Brady                                               20,650 (6)(7)           *
Spencer I. Browne                                               25,750 (6)           *
Jonathan D. Green                                               20,750 (6)           *
John Lambiase                                                   40,750 (6)           *
Donnell A. Segalas                                              52,520 (6)           *
All Executive Officers and Directors as a Group
     (10 persons)                                     661,970 (1)(2)(3)(4)         2.6%
                                                                 (5)(6)(7)

*  Represents beneficial ownership of less than one percent of the common stock.

(1) Includes 62,812 shares of common stock subject to vested options granted under the Incentive Plan to Mr. Farrell that were exercisable as of March 15, 2001 or have or will first become exercisable within 60 days after such date.

(2) Includes 82,660 shares of common stock subject to vested options granted under the Incentive Plan to Ms. St. Claire that were exercisable as of March 15, 2001 or have or will first become exercisable within 60 days after such date.

(3) Includes 53,399 shares of common stock subject to vested options granted under the Incentive Plan to Mr. Guba that were exercisable as of March 15, 2001 or have or will first become exercisable within 60 days after such date.

(4) Includes 20,293 shares of common stock subject to vested options granted under the Incentive Plan to Ms. Fagan that were exercisable as of March 15, 2001 or have or will first become exercisable within 60 days after such date.

(5) Includes 20,293 shares of common stock subject to vested options granted under the Incentive Plan to Ms. Stephens that were exercisable as of March 15, 2001 or have or will first become exercisable within 60 days after such date.

(6) Includes 18,250 shares of common stock subject to vested options granted under the Incentive Plan to each of Kevin P. Brady, Spencer I. Browne, Jonathan D. Green and Donnell A. Segalas that were exercisable as of March 15, 2001 or have or will first become exercisable within 60 days after such date and 15,750 shares of common stock subject to options granted under the Incentive Plan to John A. Lambiase that were exercisable as of March 15, 2001 or have or will first become exercisable within 60 days after such date.

(7) Includes 1,500 shares of common stock held by certain members of Mr. Brady's immediate family.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The table below sets forth the aggregate compensation we paid or accrued during our fiscal years ended December 31, 2000, 1999, and 1998, to our Chief Executive Officer and our four highest paid other executive officers serving in their positions at December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                    ANNUAL COMPENSATION(1)            COMPENSATION(2)
                                                    ---------------------------------------------------------
                                                                                         AWARDS
                                                                                RESTRICTED         SECURITIES
                                                                                   STOCK           UNDERLYING
                                                      SALARY         BONUS         AWARDS            OPTIONS
NAME AND PRINCIPAL POSITION             YEAR            ($)           ($)           ($)                (#)
-------------------------------------------------------------------------------------------------------------
Michael A.J. Farrell                    2000         $250,000    $150,000(3)        $0                30,000
  Chairman of the Board and             1999         $250,000       $100,000        $0                60,000
  Chief Executive Officer               1998         $250,000        $75,534        $2,734(4)         70,413
Wellington J. St. Claire                2000         $200,000       $100,000        $0                13,500
  Vice Chairman and                     1999         $200,000        $50,000        $0                40,000
  Portfolio Manager                     1998         $200,000        $40,427        $1,091(4)         60,985
Timothy J. Guba                         2000         $200,000        $25,000        $0                20,000
  President and Chief                   1999         $200,000        $25,000        $0                27,000
  Operating Officer                     1998         $200,000        $20,427        $1,091(4)         35,085
Kathryn F. Fagan                        2000         $125,000        $25,000        $0                13,500
  Chief Financial Officer               1999         $125,000        $25,000        $0                27,000
                                        1998         $125,000        $20,267        $551(4)           34,843
Jennifer Stephens                       2000          $80,250        $30,000        $0                11,000
  Secretary and Investment              1999          $68,750        $25,000        $0                22,000
  Officer                               1998          $70,000        $20,000        $0                26,000

(1) None of the executive officers received perquisites or benefits that totaled the lesser of $50,000 or 10% of his or her salary plus bonus payments.

(2) At December 31, 2000, Mr. Farrell, Ms. St. Claire, Mr. Guba, Ms. Fagan, and Ms. Stephens held 97,161, 61,325, 76,687, 5,200 and 4,360 shares of restricted stock, respectively, with values (based on the closing market price of our common stock on December 31, 2000, which was $9.06 per share) of $880,279, $555,604, $694,784, $47,112, and $39,502 respectively. We pay dividends on the restricted stock when and as paid on our common stock.

(3)  Paid in January 2001.

(4) Based on the closing market price of our common stock on March 6, 1998, the date of grant, which was $11.25 per share.

OPTIONS GRANTED

     The following table sets forth information relating to grants of stock options to our executive officers during our fiscal year ended December 31, 2000. We granted all of these options pursuant to our Incentive Plan.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                                             PERCENT OF                               POTENTIAL REALIZABLE
                                                TOTAL                                  VALUE AT ASSUMED
                                NUMBER OF      OPTIONS                               ANNUAL RATES OF STOCK
                               SECURITIES    GRANTED TO    EXERCISE                  PRICE APPRECIATION FOR
                               UNDERLYING     EMPLOYEES     OR BASE                      OPTION TERM
                                 OPTIONS      IN FISCAL      PRICE      EXPIRATION   ----------------------
NAME                            GRANTED(#)      YEAR         ($/SH)        DATE        5%($)       10%($)
-----------------------------------------------------------------------------------------------------------
Michael A. J. Farrell           30,000 (1)       30%         $7.94      11/29/2010   $169,203     $441,413
Wellington J. St. Claire        20,000 (1)       20%         $7.94      11/29/2010   $112,802     $294,275
Timothy J. Guba                 13,500 (1)       13%         $7.94      11/29/2010   $ 76,141     $198,636
Kathryn F. Fagan                13,500 (1)       13%         $7.94      11/29/2010   $ 76,141     $198,636
Jennifer A. Stephens            11,000 (1)       11%         $7.94      11/29/2010   $ 62,041     $161,851

(1) On November 29, 2000, we granted to Mr. Farrell, Ms. St. Claire, Mr. Guba, Ms. Fagan, and Ms. Stephens respectively, incentive stock options to purchase 30,000, 20,000, 13,500, 13,500, and 11,000 shares of our common stock, respectively, at an exercise price of $7.94 per share. These options vest in four equal installments on November 29, 2001, 2002, 2003, and 2004. We granted these options pursuant to our Incentive Plan.

EXERCISES AND VALUES OF OPTIONS

     The following table sets forth certain information regarding options exercised during the calendar year 2000, and held at year end, by our executive officers.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES


                                  SHARES                 NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                 ACQUIRED               UNDERLYING UNEXERCISED           IN-THE-MONEY
                                    ON        VALUE         OPTIONS AT FY-END          OPTIONS AT FY-END
                                 EXERCISE    REALIZED              (#)                       ($)(1)
       NAME                         (#)       ($)(1)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
-------------------------------------------------------------------------------------------------------------
Michael A.J. Farrell              16,687      $84,436         59,408 / 129,694           38,628 / 169,639
Wellington J. St. Claire          10,000      $50,600         62,635 / 100,100           98,521 / 147,870
Timothy J. Guba                   16,687      $84,436         33,374 / 70,900            18,992 / 124,387
Kathryn F. Fagan                   2,000       $1,860         21,212 / 51,131             16,202 / 39,917
Jennifer A. Stephens               1,250       $6,325         18,500 / 41,750             14,425 / 37,830

-----------------------
(1) Based on the closing sale price of our common stock on the New York Stock Exchange on December 31, 2000 ($9.06 per share).

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-OF-CONTROL ARRANGEMENTS

     We have entered into employment agreements with Mr. Farrell, Mr. Guba, Ms. St. Claire, Ms. Fagan, and Ms. Stephens. Each employment agreement provides for a term through December 31, 2001 and is automatically extended for an additional year at the end of each year of the employment agreement, unless the officer or we provide a prior written notice to the contrary. Each employment agreement provides for annual salaries to Mr. Farrell, Ms. St. Claire, Mr. Guba, Ms. Fagan, and Ms. Stephens based upon our book value. Mr. Farrell's employment agreement provides for an annual salary equal to 0.20% of our book value, subject to a maximum per annum amount of $400,000; Mr. Guba's and Ms. St. Claire's employment agreements provide for annual salaries equal to 0.17% of our book value. Ms. St. Claire is subject to a maximum per annum amount of $300,000 and Mr. Guba is subject to a maximum per annum amount of $200,000. Ms. Fagan's and Ms. Stephens employment agreement provides for an annual salary equal to 0.10% of our book value, Ms. Fagan is subject to a maximum per annum amount of $175,000 and Ms. Stephens is subject to a maximum per annum amount of $125,000. Our "book value" is defined in the employment agreements as the aggregate amounts reported on our balance sheet as "Stockholders' Equity," excluding any adjustments for valuation reserves (i.e., changes in the value of our portfolio of investments as a result of mark-to-market valuation changes).

     Our Board and the compensation committee evaluate base salary quarterly and upon the raising of additional equity and they may, at their discretion, raise the salary caps for our executive officers. Base salaries can also be lowered at management's discretion based upon our cash flow needs.

     Pursuant to the employment agreements, the executive officers are entitled to participate in our benefit plans, including the Incentive Plan. In addition, the Board has established a bonus incentive compensation plan for our executive officers. This program permits the Board, in its discretion, to award cash bonuses annually to our executive officers. Each employment agreement provides for the officer to receive his or her base salary and bonus compensation to the date of the termination of employment by reason of death, disability or resignation and to receive base compensation to the date of the termination of employment by reason of a termination of employment for cause as defined in the employment agreement. Each employment agreement also provides for the subject officer to receive, in the event that we terminate the officer's employment without cause, or if the officer resigns for "good reason" (as defined in the employment agreement), an amount, 50% payable immediately and 50% payable in monthly installments over the succeeding twelve months, equal to three times the greater of the officer's combined maximum salary base and actual bonus compensation for the preceding fiscal year or the average for the three preceding years of the officer's combined actual base salary and bonus compensation, subject in each case to a maximum amount of 1% of our book equity value (exclusive of valuation adjustments) and a minimum amount of $250,000.
Section 280G of the Code may limit our ability to deduct these payments for Federal income tax purposes. Each employment agreement also contains a "non-compete" provision prohibiting the officer from managing, controlling, participating in or operating a competing REIT for a period of one year following termination of employment following our termination of the officer without cause or resignation of the subject officer for "good reason." Providing services to Fixed Income Discount Advisory Company (an affiliate) and its customers is expressly excluded from operation of the "non-compete" provision. In addition, all outstanding options and other awards granted to an officer under our Incentive Plan immediately vest upon his or her termination without cause or termination for "good reason." "Good reason" under the employment agreements includes certain events resulting in a change of control of Annaly. "Change of Control" includes a merger or consolidation of Annaly, a sale of all or substantially all of our assets, changes in the identity of a majority of the members of our board (other than due to the death, disability or age of a director) or acquisitions of more than 9.8% of the combined voting power of our capital stock, subject to certain limitations. Each agreement requires that the officer act in accordance with provisions of Maryland law relating to corporate opportunities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our compensation committee is comprised solely of the following outside directors: Spencer Browne, John Lambiase and Donnell Segalas. None of them has served as an officer or employee of Annaly or any affiliate or has any other business relationship or affiliation with Annaly, except his service as a director.

REPORT OF COMPENSATION COMMITTEE

     The compensation structure for Annaly's executive officers and directors has been developed with consideration for the following objectives:

     1. Incentives for Management to Maximize Performance. Annaly has designed its compensation policy to provide the proper incentives to management to maximize Annaly's performance in order to serve the best interests of our stockholders. Annaly has sought to achieve this objective through the granting of stock options under the Incentive Plan, the award of compensation pursuant to Annaly's bonus incentive compensation program, and employment agreements with its executive officers where compensation is dependent upon Annaly's book value.

     To date, Annaly's executive officers, pursuant to the Incentive Plan, have been granted options to purchase, in the aggregate, 732,576 shares of common stock with exercise prices ranging from $4.00 to $11.25. These options vest in equal installments over a three, four or five-year period from the date of grant. During 2000, Annaly granted 88,000 stock options to its executive officers. All of these options were granted with an exercise price equal to the closing price of Annaly's common stock as of the date of the grant.

     Annaly's Board also has adopted a bonus incentive compensation program for executive officers. This program permits the compensation committee, in its discretion, to award bonuses to our officers and employees based upon individual performance, company performance, or such other factors as the compensation committee determines to be appropriate. Bonuses may be paid in the form of cash, stock options or other forms of compensation as determined appropriate by the compensation committee. In 2000, bonuses were paid in the form of stock options under the Plan and cash. All of the stock options granted during 2000 vest over a four-year period. Awards during 2000 were based upon guidelines established by the compensation committee with the assistance of Performance Management, LLC, an outside compensation consultant engaged by Annaly. One important factor considered in these awards was Annaly's performance relative to its competitors and in the context of adverse market conditions during 2000.

     Pursuant to employment agreements entered into between Annaly and its executive officers, base compensation for the officers is calculated as a percentage of Annaly's "book value." This arrangement was established based upon Annaly's view at the time that successful performance by Annaly would result in the Annaly's ability to raise additional capital. In the short term, as a result of various factors, including the relatively weak performance of Annaly's industry segment, this has not occurred. However, the committee believes that, in the long term, Annaly's ability to raise additional capital will correlate with its performance.

     2. Long-Term Commitment of Management. The committee believes that the long-term commitment of its current management team is a crucial factor in Annaly's future performance. This team includes Messrs. Farrell and Guba, Ms. St. Claire and Ms. Stephens, who have worked together at FIDAC since March 1995 and at Annaly since its incorporation in November 1996 and its commencement of operations in February 1997, and Ms. Fagan, who has worked at Annaly since April 1997. To ensure the long-term commitment of its management team, Annaly, with the approval of the Board, has entered into employment agreements with Messrs. Farrell and Guba and Mss. St. Claire, Fagan and Stephens. Each of these agreements provides for a term through December 31, 2001 with automatic one-year extensions unless Annaly or the officer provides written notice to the contrary.

     Consistent with the foregoing, Annaly has structured its executive compensation policies to promote the long-term commitment of management. A significant portion of management compensation is in the form of stock options. In addition, as indicated above, over 99% of the stock options granted by Annaly since inception have been options with vesting periods of three, four or five years.

     3. Comparability with Competitors' Compensation Structures. In assisting Annaly to develop guidelines for its compensation structure, including the bonus incentive program, the compensation consultant engaged by Annaly looked to the compensation structures of other publicly held mortgage REITS and other publicly held companies in the financial services industry. Annaly believes its management compensation structure is consistent, generally, with the management compensation structure of comparable companies. Annaly will continue to monitor whether its compensation structure is consistent with the compensation structure of its competitors.

     4. CEO Compensation. Mr. Farrell's total compensation for 2000 was established pursuant to his employment agreement which is described under the caption "Employment Agreements, Termination of Employment and Change-Of-Control Arrangements." Mr. Farrell's compensation was established using substantially the same criteria used to determine compensation levels for our other executive officers which are discussed in this report. Mr. Farrell's salary has been set at $250,000 for the last three fiscal years. For 2000, we determined to pay Mr. Farrell a bonus of $150,000 (which was paid in January 2001).

     5. Compensation of Non-Employee Directors. Upon the recommendation of Annaly's compensation consultant, Annaly granted to each of its non-employee directors during 2000 options to purchase 1,250 shares vesting immediately and options to purchase 3,250 shares of common stock vesting in equal installment over a four-year period. The four-year vesting period for these options is intended to promote the long-term commitment of these directors. The compensation consultant has informed the committee that its compensation structure for non-employee directors is consistent, generally, with the compensation structure for non-employee directors of comparable companies.

     The foregoing report has been furnished by the current members of the compensation committee:

     Spencer I. Browne        John A. Lambiase         Donnell A. Segalas

PERFORMANCE ANALYSIS

     The following graph provides a comparison of our cumulative total stockholder return and the cumulative stockholder return of the Standard & Poor's Composite-500 Stock Index ("S&P 500") and the BBG REIT Mortgage Index (the "BBG Index"), an industry index of 11 tax-qualified mortgage REITs. The comparison is for the period from October 8, 1997 (the date on which our common stock commenced trading on the New York Stock Exchange) to December 31, 1999 and assumes the reinvestment of any dividends. The initial price of our common stock shown in the graph below is based upon the price to public of $12.00 in our initial public offering on October 8, 1997. The closing price of our common stock quoted on the New York Stock Exchange at the close of business on October 8, 1997 was $12.63 per share. Upon written request, we will provide stockholders with a list of the REITs included in the BBG Index. The historical information set forth below is not necessarily indicative of future performance.

                               [GRAPHIC OMITTED]

                         10/8/97       12/31/97        12/31/98        12/31/99       12/31/00
                         -------       --------        --------        --------       --------
       Annaly              100            89              77              92             103
    S&P 500 Index          100            98              126             151            136
   BBG REIT Index          100            78              59              47             47

                          REPORT OF THE AUDIT COMMITTEE

     The following is the report of the audit committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2000. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates by reference in such filing.

     The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2000 with the Company's management and Deloitte & Touche LLP (D&T), the Company's independent auditors. The audit committee has also discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees". The audit committee has also received and reviewed the written disclosures and the letter from D&T required by Independence Standard No. 1 "Independence Discussion with Audit Committees" and has discussed with the auditors the auditors' independence. Based on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2000.

     The foregoing report has been furnished by the current members of the audit committee:

       Kevin Brady               Jonathan Green             John Lambiase

                                   PROPOSAL II

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The accounting firm of Deloitte & Touche LLP (D&T) has served as our independent auditors since our formation in November 1996. During this time, it has performed accounting and auditing services for us. We expect that representatives of D&T will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR 2001.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Deloitte & Touche LLP has been the independent accounting firm which has audited our financial statements since our inception. In addition to performing the audit of our financial statements, D&T provided tax services for us during 2000. The aggregate fees billed for 2000 for each of the following categories of services are set forth below:

Audit Fees: The aggregate fees billed by D&T for audit and review of our 2000 financial statements were $94,000.

Financial Information System Design and Implementation Fees: No fees were paid to D&T for financial information system design and implementation during 2000.

Other Services: The fees billed by D&T for tax services during 2000 were $12,000.

                                 OTHER BUSINESS

     As of the date of this proxy statement, we are not aware of any other matters that will be presented by management for consideration at the annual meeting. If any other matters properly come before the meeting, the persons named as proxies in the enclosed form of proxy intend to vote in accordance with their judgment on the matters presented.

                            PROPOSALS OF STOCKHOLDERS

     Proposals, if any, of our stockholders intended to be presented at the 2002 annual meeting of stockholders must be received by us for inclusion in the appropriate proxy materials no later than December 1, 2001.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that, during the fiscal year ended December 31, 2000, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, applicable to its officers, directors and greater than ten percent stockholders were complied with on a timely basis.

                                  OTHER MATTERS

     On written request, we will provide without charge to each record or beneficial holder of our common stock as of March 15, 2001 a copy of our annual report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission. You should address your request to Kathryn Fagan, Chief Financial Officer, Annaly Mortgage Management, Inc., 12 East 41st Street, Suite 700, New York, New York 10017.

                                     By Order of the Board of Directors,


                                     Michael A. J. Farrell
                                     Chairman of the Board and Chief
                                     Executive Officer

                        ANNALY MORTGAGE MANAGEMENT, INC.

                  ANNUAL MEETING OF STOCKHOLDERS - MAY 17, 2001

     Revoking all prior proxies, the undersigned hereby appoints Michael A. J. Farrell, Wellington J. St. Claire, and Timothy J. Guba each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Common Stock, par value $.01 per share, of Annaly Mortgage Management, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Union League Club, 38 East 37th Street, New York, New York 10178, in the Grant Room, 3M, at 10:00 a.m., New York time, on May 17, 2001, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE LISTED NOMINEES AS DIRECTORS AND FOR THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE CURRENT FISCAL YEAR.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)


PLEASE MARK YOUR VOTE AS INDICATED IN THIS EXAMPLE: [X]

1.   Election of Directors:

[ ] FOR all nominees       [ ] WITHHOLD AUTHORITY           [ ] EXCEPTIONS
    listed to the right        to vote for all nominess
    (except as marked          listed to the right
    to the contrary)

Nominees:  KEVIN P. BRADY, TIMOTHY J. GUBA, DONNELL A. SEGALAS

(Instructions: To withhold authority to vote for any nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

2. Ratification of the selection of Deloitte & Touche LLP as independent auditors for the Company for the current fiscal year.

          [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment thereof.

Please sign, date and return the proxy card using the enclosed envelope.

                     PLEASE CHECK HERE IF YOU PLAN TO ATTEND
                     THE ANNUAL MEETING   [ ]

Signature_________________________Signature___________________________Date______
Please sign exactly as your name appears on the left. When signing as an attorney, executor, administrator, trustee or guardian, please five your full title. If shares are held jointly, each holder should sign.

                                                                      Appendix A


                             AUDIT COMMITTEE CHARTER

This Audit Committee Charter (Charter) has been adopted by the Board of Directors (the Board) of Annaly Mortgage Management, Inc (the Company). The Audit Committee of the Board (the Committee) shall review and reassess this charter annually and recommend and proposed changes for the Board of approval.

                       ROLE AND INDEPENDENCE: ORGANIZATION

The Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control, and financial reporting practices of the Company. It may also have such other duties as may from time to time be assigned to it by the Board . The membership of the Committee shall consist of at least three directors, who are each free of any relationship that, in the opinion of the Board, may interfere with such member's individual exercise of independent judgement. Each Committee member shall also meet the independence and financial literacy requirements for serving on audit committees, and at least one member shall have accounting or related financial expertise, all as set forth in the applicable rules of the New York Stock Exchange, Nasdaq, and the American Stock Exchange. The Committee shall maintain free and open communication with independent auditors and the Company management. In discharging its oversight role, the Committee is empowered to investigate any matter relating to the Company's accounting, auditing, internal control, and financial reporting practices brought to its attention, with full access to all Company books, records, facilities, and personnel. The Committee may retain outside counsel, auditors, or other advisors.

One member of the Committee shall be appointed as chair. The chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board. The chair will also maintain regular liaison with the CEO, CFO, and the lead independent audit partner.

The Committee shall meet at least four times a year, or more frequently as the Committee considers necessary. At least once each year the Committee shall have separate private meetings with the independent auditors.

                                RESPONSIBILITIES

Although the Committee may wish to consider other duties from times to time, the general recurring activities of the Committee in carrying out its oversight rolls are described below. The Committee shall be responsible for:

o Recommending to the Board the independent auditors to be retained (or nominated for shareholder approval) to audit the financial statements of the Company. Such auditors are ultimately accountable to the board and the Committee, as representatives of the shareholders.

o Evaluating, together with the Board and management, the performance of the independent auditors and, where appropriate, replacing such auditors.

o Obtaining annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with the Independence Standards Board Standards Number 1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any relationships that may impact the objectivity and independence of the auditors and shall take, or recommend that the Board take, appropriate actions to oversee and satisfy itself as to the auditors' independence.

o Reviewing the audited financial statements and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61 and consideration of the quality of the Company's accounting principles as applied in its financial reporting, including a review of particularly sensitive accounting estimates, reserves and accruals, judgmental areas, audit adjustments (whether or not recorded), and other such inquiries as the Committee or the independent auditions shall deem appropriate. Based on such review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10K.

o Issuing annually a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission.

o Overseeing the relationship with the independent auditors, including discussing with the auditors the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditors full access to the Committee (and the Board) to report on any and all appropriate matters.

o Discussing with a representative of management and the independent auditors: (1) the interim financial information contained in the Company's Quarterly Report on Form 10-Q prior to its filing, (2) the earnings announcement prior to its release (if practicable), and (3) the results of the review of such information by the independent auditors. (These discussions may be held with the Committee as a whole or with the Committee chair in person or by telephone.)

o Overseeing internal audit activities, including discussing with management the internal audit function's organization, objectivity, responsibilities, plans, results, budget and staffing.

o Discussing with management and the independent auditors the quality and adequacy of the compliance with the Company's internal controls.

o Discussing with management and/or the Company's general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company's financial statements, and any material reports or inquiries from regulatory or governmental agencies.

The Committee's job is one of oversight. Management is responsible for the preparation of the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee and the Board recognize that management and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company's accounting, auditing, internal control and financial reporting practices than the Committee does; accordingly the Committee's oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.